As filed with the Securities and Exchange Commission on February 24, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Timken Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0577130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(Address of Principal Executive Offices Including Zip Code)

Company Savings Plan for the Employees of Timken France

(Full Title of the Plan)

Hansal N. Patel

Senior Corporate Attorney – Securities and Finance

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3000

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	250,000(1)(2)	$29.99(3)	$7,497,500(3)	$755.00

(1)	Represents common shares, without par value (“Common Shares”), of The Timken Company (the “Registrant”) issuable pursuant to the Company Savings Plan for the Employees of Timken France (the “Plan”), being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on February 19, 2016, a date that is within five business days prior to filing.

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 250,000 Common Shares under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-62481) filed by the Registrant on August 28, 1998, including all attachments and exhibits thereto, and the contents of the Registration Statement on Form S-8 (Registration No. 333-157719) filed by the Registrant on March 5, 2009, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Shares being offered under this Registration Statement has been passed upon for the Registrant by Mr. Hansal N. Patel. Mr. Patel is the Senior Corporate Attorney – Securities and Finance of the Registrant. As of February 15, 2016, Mr. Patel beneficially owned 938 Common Shares.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s regulations provide that it will indemnify, to the fullest extent permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director, trustee or officer of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise. The Registrant will not be required to indemnify any person with respect to any action, suit or proceeding that was initiated by that person unless the action, suit or proceeding was initiated to enforce any rights to indemnification under the Registrant’s regulations and the person is formally adjudged to be entitled to indemnity. The indemnification obligation provided in the Registrant’s regulations is not exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s articles of incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while he or she is the Registrant’s director or officer and shall continue as to a person who has ceased to be a director, trustee or officer and shall inure to the benefit of the heirs, executors and administrators of that person.

The Registrant’s regulations also permit the Registrant to purchase and maintain insurance on behalf of any persons that the Registrant is required to indemnify under the regulations against any liability asserted against and incurred by that person, in their status or capacity as a party the Registrant must indemnify, whether or not the Registrant would have the power to indemnify such person against such liability. The Registrant may also, to the fullest extent permitted by law, enter into an indemnification agreement with any persons that the Registrant is required to indemnify under the regulations.

The Registrant has entered into contracts with some of its directors and officers to indemnify them against many of the types of claims that may be made against them. The Registrant also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the regulations.

Section 1701.13 of the Ohio Revised Code, or Section 1701.13, generally permits indemnification of any director, officer or employee with respect to any proceeding against any such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation, and (c) in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against actual and reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. To the extent that a director, officer or employee is successful on the merits or otherwise in defense of the proceeding, indemnification is required. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the standard of conduct required for indemnification to be permitted.

Section 1701.13 further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceedings; (b) if such a quorum is not obtainable, or, even if obtainable, but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the shareholders; or (d) by the court in which the proceeding was brought. However, a director (but not an officer, employee or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Finally, Section 1701.13 provides that indemnification or advancement of expense provided by that Section is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or regulations or any agreement, vote of shareholders or disinterested directors or otherwise.

Item 8.	Exhibits.

The following Exhibits are being filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Amended Articles of Incorporation of the Registrant (effective May 31, 2013) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-01169) filed with the Commission on July 31, 2013)

4.2	Amended Regulations of the Registrant (adopted on February 14, 2014) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 001-01169) filed with the Commission on February 14, 2014)

4.3	Company Savings Plan for the Employees of Timken France (incorporated herein by reference to Exhibit 4(c) to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-62481) filed with the Commission on August 28, 1998)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Canton, State of Ohio, on this 24th day of February, 2016.

THE TIMKEN COMPANY

By:	/s/ William R. Burkhart
William R. Burkhart
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 24, 2016	*
Richard G. Kyle President, Chief Executive Officer and Director (Principal Executive Officer)

Date: February 24, 2016	*
Philip D. Fracassa
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: February 24, 2016	*
J. Ted Mihaila
Senior Vice President and Controller (Principal Accounting Officer)

Date: February 24, 2016	*
Maria A. Crowe
Director

Date: February 24, 2016	*
John A. Luke, Jr.
Director

Date: February 24, 2016	*
Christopher L. Mapes
Director

Date: February 24, 2016	*
James F. Palmer
Director

Date: February 24, 2016	*
Ajita G. Rajendra
Director

Date: February 24, 2016	*
Joseph W. Ralston
Director

Date: February 24, 2016	*
John P. Reilly
Director

Date: February 24, 2016	*
Frank C. Sullivan
Director

Date: February 24, 2016	*
John M. Timken, Jr.
Director

Date: February 24, 2016	*
Ward J. Timken, Jr.
Director

Date: February 24, 2016	*
Jacqueline F. Woods
Director

*	This Registration Statement has been signed on behalf of the above officers and directors by William R. Burkhart, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: February 24, 2016	By:	/s/ William R. Burkhart
William R. Burkhart, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended Articles of Incorporation of the Registrant (effective May 31, 2013) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-01169) filed with the Commission on July 31, 2013)

4.2	Amended Regulations of the Registrant (adopted on February 14, 2014) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 001-01169) filed with the Commission on February 14, 2014)

4.3	Company Savings Plan for the Employees of Timken France (incorporated herein by reference to Exhibit 4(c) to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-62481) filed with the Commission on August 28, 1998)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney